UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 18, 2018

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Assignment and Assumption Agreement

On December 18, 2018, KBS Real Estate Investment Trust, Inc. (the “Company”) entered into an Assignment and Assumption Agreement (the “Agreement”) with KBS Capital Advisors Sub REIT I Liquidation LLC, a wholly-owned subsidiary of the Company’s advisor (the “Assignee”), pursuant to which the Company, on behalf of itself, KBS Limited Partnership and all of their subsidiaries (together, the “Company Entities”) transferred certain remaining assets and liabilities (such assets and liabilities, the “Assigned Assets and Liabilities”) to the Assignee and the Assignee agreed to accept and perform all of the obligations, liabilities, covenants, duties and agreements of the Company Entities with respect to the Assigned Assets and Liabilities and to assume all liabilities with respect to the Assigned Assets and Liabilities. The Assigned Assets and Liabilities include an amount payable to tenants related to a property tax refund received for a property sold in July 2016. In addition, the Assigned Assets and Liabilities include liabilities for transfer agent fees, legal expenses, tax preparation fees and other miscellaneous expenses to wind down the Company. The Company also transferred to the Assignee the membership interests in an indirect wholly owned subsidiary and reserves related to winding up the operations and obligations of such subsidiary. In connection with the Assignee’s acceptance and assumption of the Assigned Assets and Liabilities, the Company will transfer to the Assignee a total amount of approximately $1.6 million in cash or other immediately available funds to cover the estimated net liabilities that will be transferred to the Assignee.

ITEM 8.01 OTHER EVENTS

Final Liquidating Distribution Authorized

On January 27, 2017, the stockholders of the Company approved the sale of all of the Company’s assets and the Company’s dissolution pursuant to the terms of the Company’s plan of complete liquidation and dissolution (the “Plan of Liquidation”). On December 18, 2018, the Company’s board of directors authorized a final liquidating distribution in the amount of $0.02386814 per share of common stock to the Company’s stockholders of record as of the close of business on December 18, 2018 (the “Final Liquidating Distribution”). This Final Liquidating Distribution will be paid on or about December 20, 2018 and will be funded from the remaining net proceeds from the reserve fund established by the Company pursuant to the Plan of Liquidation.

The Final Liquidating Distribution will be included in each stockholder’s Form 1099 for the year ending December 31, 2018. Stockholders are advised to consult their tax advisors regarding the tax consequences of this Final Liquidating Distribution in light of his or her particular investment or tax circumstances.

As previously disclosed, on October 10, 2017, the Company filed Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (“SDAT”), which were effective upon their acceptance for record by the SDAT on October 10, 2017. Following the payment of the Final Liquidating Distribution, all shares of the Company’s outstanding common stock will be cancelled and no longer deemed to be outstanding and all rights of the holders thereof as stockholders will cease and terminate. In addition, the Company will file appropriate notification with the Securities and Exchange Commission to fully terminate its obligations under the U.S. securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: December 20, 2018	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer